SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-12

S1 Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3390 Peachtree Road, NE, Suite 1700
Atlanta, Georgia 30326

May 2, 2001

Dear Shareholder:

      You are cordially invited to attend the annual meeting of shareholders of S1 Corporation to be held on Wednesday, May 23, 2001, at 8:30 a.m., local time, at the Swissotel, 3391 Peachtree Road, NE, Atlanta, Georgia 30326.

      At the annual meeting, our shareholders will be asked to elect two directors for three-year terms.

      Our board of directors unanimously recommends that you vote FOR election of the Board’s nominees. We encourage you to read the accompanying proxy statement, which provides information about our company and the matters to be voted on at the annual meeting.

      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote your shares of common stock or Series D preferred stock via a toll-free telephone number or the Internet or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage paid envelope. If you prefer, you are welcome to attend the meeting and vote in person.

Sincerely,

James S. Mahan, III
Chairman of the Board

S1 CORPORATION

3390 Peachtree Road, NE, Suite 1700
Atlanta, Georgia 30326
(404) 812-6200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 23, 2001

Dear Shareholder:

      NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of S1 Corporation will be held on Wednesday, May 23, 2001, at 8:30 a.m., local time, at the Swissotel, 3391 Peachtree Road, NE, Atlanta, Georgia 30326, for the following purposes:

1.	Election of Directors. To elect two directors for three-year terms expiring in 2004 (Proposal 1); and

2.	Other Business. To transact any other business that properly comes before the annual meeting or any adjournments of the meeting.

      If you held shares of our common stock or Series D preferred stock at the close of business on April 25, 2001, you are entitled to notice of and to vote at the annual meeting or any adjournments of the meeting.

By order of the Board of Directors

James S. Mahan, III
Chairman of the Board

Atlanta, Georgia

May 2, 2001

      IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OF COMMON STOCK USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, THE INTERNET OR BY MAIL.

S1 CORPORATION

3390 Peachtree Road, NE, Suite 1700
Atlanta, Georgia 30326
(404) 812-6200

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 23, 2001

Solicitation, Voting and Revocability of Proxies

      This proxy statement is being sent to holders of the common stock and Series D preferred stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Wednesday, May 23, 2001, at 8:30 a.m., local time, at the Swissotel, 3391 Peachtree Road, NE, Atlanta, Georgia 30326, and at any adjournments of the meeting. In this proxy statement, we sometimes refer to our company as S1, the name by which we are commonly known. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about May 2, 2001.

      The annual meeting has been called to elect two directors for three-year terms and to transact any other business that properly comes before the annual meeting or any adjournments of the meeting.

      If you vote by the proxy we are soliciting in time to be voted at the annual meeting, your shares will be voted in accordance with the instructions provided by the proxy card. Executed but unmarked proxies will be voted FOR the election of the board’s nominees as directors. Our board of directors does not know of any other matters that are to come before the annual meeting other than procedural matters related to the conduct of the annual meeting. If any other matters properly come before the annual meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our board of directors. The proxies solicited by this proxy statement confer discretionary authority to vote on any matter of which S1 did not have notice at least 30 days prior to the date of the annual meeting.

      Your presence at the annual meeting will not automatically revoke your proxy. You may, however, revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to Matthew Hale, Vice President of Finance, S1 Corporation, 3390 Peachtree Road, NE, Suite 1700, Atlanta, Georgia 30326, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person.

      We will pay the cost of soliciting proxies for the annual meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. We will not pay additional compensation to our directors, officers or employees for these activities. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.

      The board of directors has appointed an inspector of election to tabulate shareholder votes at the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting. Abstentions will not be counted in determining the number of votes cast on any matter presented at the annual meeting.

      Who Can Vote. Only shares of our common stock and our Series D preferred stock held as of the close of business on April 25, 2001 can be voted at the annual meeting. The common stock and the Series D preferred stock will vote together on any matters that properly come before the annual meeting. Each share of common stock that you owned at that time entitles you to one vote on all matters that properly come before the annual meeting. Shares of Series D preferred stock that you own entitle you to the number of votes equal to the whole number of shares of common stock into which all of your shares of Series D preferred stock are convertible on all matters that properly come before the annual meeting. The Series D preferred stock is convertible into common stock on the basis of 29.283 shares of common stock for each share of Series D preferred stock. There is no cumulative voting of shares. The board of directors has fixed the close of business on April 25, 2001 as the record date for the determination of our shareholders who are entitled to notice of and to vote at the annual meeting. On April 25, 2001, there were 624 holders of record of the 58,541,234 shares of common stock and five holders of record of the 244,000 shares of Series D preferred stock which were then outstanding and eligible to be voted at the annual meeting. Based on the conversion factor of 29.283, the holders of the Series D preferred stock are entitled to a total of 7,145,051 votes at the annual meeting.

      Voting by Proxy Holders. If your common stock or Series D preferred stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your common stock or Series D preferred stock in your own name and not through your broker or another nominee, you may vote your shares of stock in one of three ways:

•	by using the toll-free telephone number listed on the proxy card,

•	by using the Internet website listed on the proxy card, or

•	by signing, dating and mailing the proxy card in the enclosed postage-paid envelope.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your common stock in accordance with those instructions. If you give a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the board of directors.

      Vote by Telephone. If you hold your common stock or Series D preferred stock in your own name and not through your broker or another nominee, you can vote your shares of stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on May 22, 2001. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

      Vote by Internet. If you hold your common stock or Series D preferred stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy. Internet voting is available 24 hours a day until 3:00 p.m. (E.D.T.) on May 22, 2001. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

      Vote by Mail. You can vote by mail by completing, dating, signing and returning the enclosed proxy card in the enclosed postage paid envelope.

      For Proposal 1, the holders of one-third of the 65,686,285 shares, the sum of the shares of common stock that were issued and outstanding on April 25, 2001 and the shares of common stock into which the Series D preferred stock is convertible, who are entitled to vote at the meeting and who are present in person or represented by proxy will constitute a quorum at the annual meeting. If there is a quorum, a plurality of the votes cast by those 65,686,285 shares is required to elect our director nominees.

      A copy of the annual report to shareholders for the fiscal year ended December 31, 2000 accompanies this proxy statement. We are required to file an Annual Report on Form 10-K for our 2000 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K as amended to date by writing to Nancy O’Donnell, Vice President, Investor Relations, S1 Corporation, 3390 Peachtree Road, NE, Suite 1700, Atlanta, Georgia 30326.

ELECTION OF DIRECTORS

(Proposal 1)

      At the annual meeting, two directors will be elected to serve for three-year terms. Unless otherwise specified on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as a director of the persons named below as the nominees. The board of directors believes that the nominees will stand for election and will serve if elected as directors. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the board of directors may recommend. If there is a quorum at the annual meeting, the director nominees will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights in the election of directors.

      Our amended and restated certificate of incorporation provides for the board of directors to be divided into three classes. The terms of office of only one class of directors expires in each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the board of directors. Pursuant to a resolution of the board, the number of directors on our board currently is seven. Director Joseph S. McCall will retire from board as of the annual meeting at which time the Board will be reduced to six members. In connection with his retirement, Messrs. Ellertson and Mahan consented to be reclassified as members of the class of directors with terms expiring as of the 2001 annual meeting.

Information as to the Nominee, Other Directors and Executive Officers

      The following table presents information about our current directors and executive officers, including their ages as of December 31, 2000, the periods during which they have served as a director of S1 and its predecessor public company, Security First Network Bank, and positions currently held with S1. In connection with S1’s acquisition of FICS Group, N.V. in November 1999, S1 agreed to appoint Mr. Hodgson to a three-year term on the S1 board of directors.

	Age at	Director	Expiration
Name	December 31, 2000	since	of term	Positions held with S1

Director Nominee:

Jaime W. Ellertson	43	2000	2001	Chief Executive Officer and Director

James S. Mahan, III	49	1995	2001	Chairman of the Board

Continuing Directors and

Executive Officers:

Robert W. Copelan, D.V.M	74	1995	2002	Director

David C. Hodgson	44	1999	2002	Director

Howard J. Runnion, Jr.	70	1995	2003	Director

Jackson L. Wilson, Jr.	53	1999	2002	Director

Daniel H. Drechsel	40	—	—	President and General Manager of EMEA

Jeffrey M. Lunsford	35	—	—	President and General Manager of Americas

Robert F. Stockwell	46	—	—	Chief Financial Officer*

*	S1 and Mr. Stockwell previously announced that Mr. Stockwell will be retiring from S1 in 2001.

      Provided below is a brief description of the principal occupation for the past five years of each of our continuing directors and executive officers.

      Jaime W. Ellertson has served as Chief Executive Officer since November 2000 and as a director since January 2001. Prior to joining S1, Mr. Ellertson served as Executive Vice President and General Manager of worldwide strategic operations for BroadVision, Inc. from April 2000 until November 2000. From January 1997 until April 2000, Mr. Ellertson held the executive positions of Chairman of the Board and Chief Executive Officer of Interleaf, Inc. Before his service at Interleaf, Mr. Ellertson served as founder and Chief Executive Officer of Purview Technologies, Inc. from July 1996 until January 1997, as Chief Executive Officer for Tartan, Inc. from January 1996 until June 1996 and as the founder and Chief Executive Officer of Openware Technologies from July 1991 until January 1996. Mr. Ellertson is a director of Trigo Technologies, Inc., Apropos Technology, Inc. and eWatchdogs.com.

      James S. Mahan, III has served as Chairman of the Board of S1 since November 2000 and as a director since 1995. He served as Chief Executive Officer from 1995 until Mr. Ellertson assumed that position in November 2000. He served as President from June 1998 until Mr. Lunsford assumed the position of Acting President in August 2000. He also served as the Chairman of the Board from February 1999 until November 1999. Mr. Mahan was the Chairman of the Board and Chief Executive Officer of Cardinal Bancshares, Inc., as well as some of its subsidiaries, from November 1987 until September 1996. Mr. Mahan is a director of Yodlee.com, Inc., WebTone Technologies, Inc., NetAssets, Inc., Hotel Tools, Inc., and Thinkologies, Inc. Mr. Mahan is the stepson of director Robert W. Copelan.

      Robert W. Copelan, D.V.M. has served as a director since 1995. He has been President of Copelan & Thornbury, Inc. in Paris, Kentucky since 1959 and President of R.W. Copelan, PSC in Paris, Kentucky since 1979. He also serves as Chairman of the Board of that company. Dr. Copelan is a veterinarian in private practice. From 1987 through September 1996, he served on the board of directors of Cardinal Bancshares, Inc. and some of its subsidiaries. Dr. Copelan is the stepfather of James S. Mahan, III, who serves as Chairman of the Board of S1.

      David C. Hodgson has served as a director of S1 since his appointment in November 1999. Mr. Hodgson is a managing member of General Atlantic Partners, LLC (“GAP LLC”), a private equity investment firm that invests in Internet and information technology investments on a global basis. Mr. Hodgson has been with GAP LLC or its predecessor since 1982. Mr. Hodgson is also a director of ScreamingMedia, Inc., a developer of proprietary technologies for the aggregation and distribution of digital content over the Internet; Atlantic Data Services, Inc., a provider of professional computer services for the banking industry; ProBusiness Services, Inc., an employee administrative services company; Proxicom, Inc., an Internet professional services provider; and a number of private information technology companies.

      Howard J. Runnion, Jr. has served as a director since 1995. Since 1998, Mr. Runnion has been retired. He previously worked as a banker and insurance broker. He was a director of Cardinal Bancshares, Inc. and some of its subsidiaries until September 1996. Mr. Runnion was Vice Chairman of the Board and Chief Financial Officer of Wachovia Corporation in Winston-Salem, North Carolina from December 1985 to June 1990.

      Jackson L. Wilson, Jr. has served as a director of S1 since his appointment in August 1999. Mr. Wilson is the Corporate Development Officer and Managing General Partner — Accenture Technology Ventures, a unit of Accenture (formerly known as Andersen Consulting LLP) that invests in new and innovative businesses, a position he has held since December 1999. He previously served in several positions at Accenture, most recently as Managing Partner — Global Markets. Mr. Wilson currently serves as a member of Accenture’s Executive Committee. He joined Accenture in 1975 and became a partner in 1983. Mr. Wilson also is a member of the World Economic Forum. In addition to serving as a director of S1, he currently is a member of the boards of directors of four other Accenture portfolio companies: Avanade, Inc., Novitaire, Inc., Qpass Inc. and SeeBeyond Technology Corporation.

      Daniel H. Drechsel has served as President and General Manager of EMEA since August 2000. He previously served as Chief Operating Officer of S1 from November 1999 to August 2000 and as President and Chief Operating Officer of S1, Inc., a subsidiary of S1, from June 1998 to August 2000. In his position as President and General Manager of EMEA, Mr. Drechsel oversees the day-to-day operations of S1 in Europe, the Middle East and Africa. He served as Vice President of Marketing with Meta4 Software, S.A., a Madrid-

based enterprise software company from September 1997 to June 1998. Mr. Drechsel served as General Manager of ECPartners, a joint venture between Checkfree Corporation and Automatic Data Processing, Inc.’s Electronic Services Division from 1995 to 1997. He served on the board of directors of InfoWare Technologies, Inc. from 1997 to 1999. Mr. Drechsel’s previous experience included a variety of management positions in sales, marketing and software development at both Automatic Data Processing and Dun & Bradstreet Corporation.

      Jeffrey M. Lunsford has served as President and General Manager of Americas since November 2000. In this position, Mr. Lunsford oversees the day-to-day operations of S1 in North and South America. From August 2000 to November 2000, he served as Acting President of S1. In addition to his most recent positions, Mr. Lunsford also served as Senior Vice President of Corporate Development and Vice President of Business Development at S1 from March 1996 to August 2000. Prior to joining S1, Mr. Lunsford served as President and Co-Founder of Brintech, Inc. from November 1993 until March 1996.

      Robert F. Stockwell has served as Chief Financial Officer since May 1996. From May 1996 to January 2000, Mr. Stockwell also served as Treasurer and from June 1998 to November 1998, as Secretary. From October 1996 through September 1998, he served as Acting President of Security First Network Bank. Mr. Stockwell served as Treasurer of Cardinal Bancshares, Inc. from January 1994 to September 1996 and as a director of Jefferson Banking Company during 1994. From 1987 to 1993, Mr. Stockwell was Executive Vice President and Chief Financial Officer of Security Financial Holding Company, a thrift holding company located in Durham, North Carolina.

      Our board of directors unanimously recommends that you vote FOR the election of its director nominees.

Board Committees; Nominations by Shareholders

      The board of directors acts as the nominating committee for selecting nominees for election as directors. Our amended and restated bylaws also permit shareholders eligible to vote at the annual meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to the Secretary of S1. We issued a press release on April 6, 2001 announcing the date of the annual meeting. To be timely, a shareholder’s notice must have been delivered to, or mailed and received at, our principal executive offices no later than April 23, 2001.

      The board of directors has appointed a standing audit committee. The Chairman of the audit committee is Mr. Hodgson and the other members currently are Messrs. Runnion and Wilson. The audit committee reviews the scope of the independent annual audit, the independent public auditors’ letter to the board of directors concerning the effectiveness of our internal financial and accounting controls and any response by the board of directors to that letter. In addition, the audit committee will review internal audit plans and reports and meet with our internal auditor to discuss financial and accounting controls. The audit committee met 5 times in 2000.

      The board of directors has appointed a compensation committee that reviews executive compensation on an annual basis. The compensation committee makes recommendations to our board of directors regarding compensation. In the past, awards of stock options to employees under our stock option plans and agreements generally have been made by our stock option committee, which was comprised of Messrs. Mahan and Stockwell. That committee was discontinued in the fourth quarter of 2000. The compensation committee now generally makes stock options awards to employees. The Chairman of the compensation committee is Mr. Hodgson and the other members currently are Messrs. Runnion and Wilson. The compensation committee met one time in 2000.

      During 2000, our board of directors met 21 times. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period that the director served and (2) the total number of meetings held by all committees of the board on which the director served during the period that he served.

STOCK OWNED BY MANAGEMENT

      The following table presents information known to us regarding the beneficial ownership of our common stock as of April 25, 2001 by each of our named executive officers and directors and by all of our directors and executive officers as a group. At April 25, 2001, there were 58,541,234 shares of our common stock issued and outstanding. All information as to beneficial ownership has been provided to us by the directors and executive officers, and unless otherwise indicated, each of the directors and executive officers has sole voting and investment power over all of the shares that they beneficially own.

	Number of Shares		Percent of
	and Nature of		Common Stock
Name and position(s) with S1	Beneficial Ownership(a)		Outstanding

Jaime W. Ellertson	—		—
Chief Executive Officer and a Director

James S. Mahan, III	1,759,201	(b)	2.92%
Chairman of the Board

Michel Akkermans	5,353,100	(c)	9.14%
Former Chairman of the Board and former Director

Daniel H. Drechsel	258,918	(d)	*
President and General Manager of EMEA

Jeffrey M. Lunsford	136,797	(e)	*
President and General Manager of Americas

Robert F. Stockwell	316,956	(f)	*
Chief Financial Officer

Robert W. Copelan, D.V.M.	307,064	(g)	*
Director

David C. Hodgson	2,805,740	(h)	4.79%
Director

Joseph S. McCall	67,000	(i)	*
Director

Howard J. Runnion, Jr.	230,848	(j)	*
Director

Jackson L. Wilson, Jr.	10,800	(k)	*
Director

All directors and executive officers as a group (10 persons)	5,893,324	(l)	9.68%

*	Less than one percent.

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from April 25, 2001. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	The share ownership of Mr. Mahan includes 1,608,400 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 3,203 shares that are held directly by Mr. Mahan, 12,050 shares held in S1’s 401(k) plan and 135,548 shares held by his wife.

(c)	The share ownership of Mr. Akkermans includes 3,796,200 shares held directly by Mr. Akkermans and 1,556,900 shares owned by Pamica N.V., a company controlled by Mr. Akkermans and his wife.

(d)	The share ownership of Mr. Drechsel includes 242,500 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 4,316 shares that he holds directly, 10,000 shares owned by his wife, as to which he disclaims beneficial ownership, and 2,102 shares held in S1’s 401(k) plan.

(e)	The share ownership of Mr. Lunsford includes 128,950 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 736 shares held directly by Mr. Lunsford and 7,111 shares held in S1’s 401(k) plan.

(f)	The share ownership of Mr. Stockwell includes 118,840 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 183,576 shares held jointly with his wife, 8,978 shares held in S1’s 401(k) plan, 3,728 shares held in an IRA and 1,834 shares held by his mother in an IRA.

(g)	The share ownership of Dr. Copelan includes 173,840 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 115,872 shares that are held directly by Dr. Copelan, 14,904 shares that are held by the Robert W. Copelan D.V.M. Retirement Plan and 2,448 shares that are held by his wife.

(h)	The share ownership for Mr. Hodgson includes 10,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 2,401,353 shares held by General Atlantic Partners 20, L.P. (“GAP 20”), 53,052 shares held by General Atlantic Partners 52, L.P. (“GAP 52”) and 341,335 shares held by GAP Coinvestment Partners, L.P. (“GAPCO”). Mr. Hodgson is a managing member of GAP LLC and a general partner of GAPCO. GAP LLC is the general partner of GAP 20 and GAP 52. The managing members of GAP LLC are also the general partners of GAPCO. Mr. Hodgson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(i)	The share ownership of Mr. McCall includes 20,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001, 45,000 shares held directly by Mr. McCall and 2,000 shares held by Mr. McCall in an IRA.

(j)	The share ownership of Mr. Runnion includes 10,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001 and 220,848 shares owned directly by Mr. Runnion.

(k)	The share ownership of Mr. Wilson includes 10,000 shares of common stock that would be issued upon the exercise of options exercisable within 60 days of April 25, 2001 and 800 shares held by Mr. Wilson directly.

(l)	Mr. Akkermans is not included in this total as he was not serving as an executive officer or director as of April 25, 2001.

PRINCIPAL SHAREHOLDERS

      The following table presents information known to us regarding the beneficial ownership of our common stock and our Series D preferred stock as of April 25, 2001 by each person believed by management to be the beneficial owner of more than 5% of the outstanding common stock and Series D preferred stock.

	Number of Common		Percent of
Name and Address of	Shares and Nature of		Common Stock
Beneficial Owner	Beneficial Ownership(a)		Outstanding

Massachusetts Financial Services Company (“MFS”)	7,149,705	(b)	12.21%
500 Boylston Street
Boston, MA 02116

Intuit Inc./ Intuit Ventures Inc.	5,728,200	(c)	9.05%
2535 Garcia Avenue
Mountain View, CA 94043

Michel Akkermans	5,353,100	(d)	9.14%
Excelsiorlaan 87
B-1930 Zaventem, Belgium

		Percent of
	Number of	Series D
	Series D Shares	Preferred
	and Nature of	Stock
	Beneficial Ownership(a)	Outstanding

State Farm Mutual Automobile Insurance Company	100,000	40.98%
1 State Farm Plaza Bloomington, IL 61710

ZG Investments, Inc.	75,000	30.74%
The Zurich Centre 90 Pitt’s Bay Road Pembroke HM 08 Bermuda

Allianz Capital Partners GmbH	37,500	15.37%
c/o Allianz AG Theresienstrasse 1-7 D-80333 Munich

Fleet Private Equity Co., Inc.	25,000	10.25%
c/o FleetBoston Financial Corporation One Federal Street, 37th Floor Boston, MA 02110

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from April 25, 2001. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	MFS filed an amended Schedule 13G dated February 12, 2001 with the Securities and Exchange Commission reporting sole voting power over 6,671,408 shares and sole dispositive power over 7,149,705 shares. The amended Schedule 13G states that some of the shares are also owned beneficially by other entities as well as MFS.

(c)	Intuit Inc. filed an amended Schedule 13G dated March 13, 2000 with the Securities and Exchange Commission reporting shared voting and shared dispositive power over 5,550,000 shares. The amended Schedule 13G reports that these shares include 4,579,187 shares issuable upon the exercise of an option exercisable within 60 days of April 25, 2001. The amended Schedule 13G reports that these shares are owned by Intuit Ventures Inc., a wholly owned subsidiary of Intuit, and that Intuit disclaims beneficial ownership of the shares. The address of Intuit Ventures Inc. is 1285 Financial Boulevard, Reno, NV 89502-7103. The number of shares subject to the option has increased by 178,200 as a result of the purchase of 1,800,000 shares of S1 common stock pursuant to a Stock Purchase Agreement, dated as of September 21, 1999, by and among S1, the individuals and entities who are signatories thereto, and for the limited purposed stated therein, FICS Group N.V., as amended.

(d)	The share ownership of Mr. Akkermans includes 3,796,200 shares held directly by Mr. Akkermans and 1,556,900 shares owned by Pamica N.V., a company controlled by Mr. Akkermans and his wife.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive and Director Compensation

      The following table shows the cash compensation paid by S1 for the last three fiscal years, as well as compensation paid or accrued for those years, to our current Chief Executive Officer, our Chairman of the Board and former Chief Executive Officer, the three other highest paid executive officers serving at December 31, 2000, whose total annual salary and bonus for the fiscal year ended December 31, 2000 exceeded $100,000, and one former executive officer who was not serving as an executive officer at the end of the fiscal year. We refer to these six officers as our named executive officers. No stock appreciation rights have been granted by S1 or its public company predecessor, Security First Network Bank.

Summary Compensation Table

		Annual Compensation
					Long-Term Compensation
					Awards

				Other annual	Securities	All other
Name and				compensation	underlying options	compensation
Principal Position	Year	Salary($)	Bonus($)	($)	(#)(a)	($)(b)

Jaime W. Ellertson (c)	2000	59,230	—	—	1,300,000	560
Chief Executive Officer and a Director

James S. Mahan, III	2000	406,090	—	—	500,000	9,531
Chairman of the Board (d)	1999	200,000	—	—	1,400,000	9,249
	1998	200,000	—	—	—	7,872

Michel Akkermans (e)	2000	97,445	—	—	—	—
Former Chairman of the	1999	360,150	—	—	—	2,850
Board and former Director

Daniel H. Drechsel (f)	2000	266,325	—	19,324	—	9,964
President and General	1999	182,500	—	—	200,000	11,678
Manager of EMEA	1998	83,061	—	—	300,000	3,725

Jeffrey M. Lunsford	2000	198,862	73,125	—	200,000	11,723
President and General	1999	144,750	41,704	—	267,902	8,860
Manager of Americas	1998	132,000	35,837	—	—	7,265

Robert F. Stockwell	2000	185,925	24,050	—	75,000	12,732
Chief Financial Officer	1999	150,000	—	—	120,000	10,266
	1998	150,000	—	—	100,000	5,950

(a)	Reflects the May 1999 two-for-one split of our common stock.

(b)	All other compensation includes matching contributions to S1’s 401(k) plan and insurance premiums. 401(k) contributions for 2000, 1999 and 1998 were $3,000, $2,667 and $2,666 for Mr. Mahan; $3,471, $5,143 and $1,217 for Mr. Drechsel; $5,400, $6,738 and $5,143 for Mr. Lunsford; and $6,800, $4,500 and $2,750 for Mr. Stockwell. The insurance premium for 2000 for Mr. Ellertson was $560. Insurance premiums for 2000, 1999, and 1998 were $6,531, $6,582 and $5,206 for Mr. Mahan; $6,493, $6,535 and $2,508 for Mr. Drechsel; $6,323, $2,122 and $2,122 for Mr. Lunsford; and $5,932, $5,766 and $3,200 for Mr. Stockwell. The insurance premium for 1999 for Mr. Akkermans was $2,850.

(c)	Mr. Ellertson joined S1 on November 27, 2000.

(d)	Mr. Mahan served as Chief Executive Officer until Mr. Ellertson assumed that position on November 27, 2000, when Mr. Mahan assumed the position of Chairman of the Board. He served as President until Mr. Lunsford assumed the position of Acting President on August 2, 2000.

(e)	Mr. Akkermans served as a director until March 2001 and as Chairman of the Board until Mr. Mahan assumed that position in November 2000. Mr. Akkermans joined S1 on November 18, 1999 upon the acquisition of FICS Group N.V. by S1. All information reported prior to November 18, 1999 is compensation received from FICS. This includes compensation paid directly to Mr. Akkermans and amounts paid to Pamica N.V. pursuant to a Management Agreement entered into by and among FICS, Pamica and Mr. Akkermans. That agreement was terminated in July 2000. Pamica is an entity controlled by Mr. Akkermans and his wife.

(f)	Mr. Drechsel joined S1, Inc. in June 1998.

      Our directors do not receive any fees or other compensation for their service as directors. Directors, however, are reimbursed for travel and other expenses incurred in connection with attending meetings of our board of directors. Mr. Runnion was awarded options to purchase 30,000 shares of S1 common stock upon his re-election as a director in June 2000 under our 1998 Directors’ Stock Option Plan. Mr. Wilson was granted options to purchase 30,000 shares of S1 common stock under that plan in November 2000 in connection with his appointment as a director in 1999.

Option Grants

      The following table contains information concerning the grant of stock options to the named executive officers during fiscal year 2000.

Option Grants in Last Fiscal Year

	Individual Grants

	Number	% of
	of securities	total options
	underlying	granted to	Exercise
	options	employees	or base price	Expiration
Name	granted(#)	in fiscal year(%)	($/share)	date

Jaime W. Ellertson	1,300,000	16.3	6.531	11/28/10(a)

James S. Mahan, III	500,000	6.3	8.06	10/11/10(b)

Michel Akkermans	—	—	—	—

Daniel H. Drechsel	—	—	—	—

Jeffrey M. Lunsford	200,000	2.5	8.06	10/11/10(b)

Robert F. Stockwell	75,000	1.0	8.06	10/11/10(b)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential realizable value at
	assumed annual rates of stock
	price appreciation for option term

Name	5%	10%

Jaime W. Ellertson	$5,518,550	$13,985,090

James S. Mahan, III	$2,536,481	$6,426,024

Michel Akkermans	—	—

Daniel H. Drechsel	—	—

Jeffrey M. Lunsford	$1,014,593	$2,570,409

Robert F. Stockwell	$380,472	$963,903

(a)	Vests in four equal installments annually beginning on November 28, 2001.

(b)	Vests in four equal installments annually beginning on October 11, 2001.

2000 Option Exercises and Values

      The following table provides information on exercises of stock options during fiscal year 2000 by the named executive officers and the value of unexercised options at the end of the year.

Aggregated Option Exercises in 2000 and Fiscal Year-End Option Values

			Number of securities
			underlying unexercised
	Shares		options at FY-end(#)
	acquired on	Value
Name	exercise(#)	realized($)(a)	Exercisable/Unexercisable

Jaime W. Ellertson	—	—	—/1,300,000

James S. Mahan, III	600,000	9,742,706	1,558,400/1,600,000

Michel Akkermans	—	—	—/—

Daniel H. Drechsel	12,500	68,555	155,000/312,500

Jeffrey M. Lunsford	51,700	1,609,225	109,475/443,427

Robert F. Stockwell	92,000	8,566,756	115,090/233,750

[Additional columns below]

[Continued from above table, first column(s) repeated]

Value of unexercised
in the money options
at FY-end($)(b)

Name	Exercisable/Unexercisable

Jaime W. Ellertson	—/—

James S. Mahan, III	6,213,350/—

Michel Akkermans	—/—

Daniel H. Drechsel	—/—

Jeffrey M. Lunsford	112,500/60,000

Robert F. Stockwell	436,145/119,060

(a)	Based on the market value of our common stock at date of exercise, less the exercise price.

(b)	Based on the closing price per share of our common stock on December 29, 2000 of $5.25 on the Nasdaq National Market, less the exercise price, of all unexercised stock options having an adjusted exercise price less than that market value.

Employment Agreements

      We currently have employment agreements and confidentiality agreements with four of our executive officers: Messrs. Ellertson, Mahan, Lunsford and Drechsel. Many unvested stock options held by our named executive officers vest upon a change in control, as defined.

      S1 entered into an employment agreement and a confidentiality, non-disclosure and non-competition agreement with Mr. Ellertson, both of which were effective as of November 27, 2000. S1 entered into an employment agreement and confidentiality, non-disclosure and non-competition agreement with Mr. Lunsford and an amended employment agreement with Mr. Ellertson on April 27, 2001 and an employment agreement and confidentiality, non-disclosure and non-competition agreement with Mr. Mahan on April 30, 2001. Mr. Ellertson serves as Chief Executive Officer of S1, Mr. Mahan serves as our Chairman of the Board and Mr. Lunsford serves as S1’s President and General Manager of Americas. Under their employment agreements, Messrs. Ellertson, Mahan and Lunsford will receive base salaries during 2001 of $600,000, $450,000 and $247,500 per year, respectively. Mr. Mahan’s base salary will be increased to $600,000 in 2002. Each executive’s base salary must be reviewed no less frequently than annually and may be increased at the discretion of S1. Messrs. Ellertson, Mahan and Lunsford will receive annual bonuses, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1 starting with 2001, of up to $360,000, $360,000 and $150,000, respectively, based on the attainment of specific S1 performance targets as may be agreed upon by each of them and S1. The annual bonuses will be designed so that upon meeting specified minimum thresholds, Messrs. Ellertson, Mahan and Lunsford will be entitled to receive reduced bonus amounts if the agreed-upon targets are partially attained. Messrs. Ellertson, Mahan and Lunsford will be eligible to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 may adopt for the benefit of executive employees. S1 agreed to pay or reimburse Mr. Ellertson for relocation expenses (including temporary living expenses for up to five months) that he paid or incurred in moving to Atlanta, plus a “tax gross-up” amount with respect to taxes imposed on such payment or reimbursement, including taxes imposed on the gross-up amount. S1 has agreed to pay or reimburse Messrs. Ellertson and Mahan for dues, including initiation fees, incurred by each them for a country club membership. The employment agreements with Messrs. Ellertson, Mahan and Lunsford provide for an initial term of three years, with successive renewals for one additional year on the first and each subsequent anniversary of the effective date, unless either the executive or S1 gives notice to the other that such party is terminating the term of employment.

      S1 may terminate Mr. Ellertson’s, Mr. Mahan’s or Mr. Lunsford’s employment at any time during the term of their employment agreements. If S1 terminates Mr. Ellertson, Mr. Mahan or Mr. Lunsford other than for “cause” (as defined therein) or because of his disability or death, the terminated executive would be entitled to (a) his base salary due through the termination date, plus a pro rata portion of the annual bonus that would have been payable for the year in which the termination occurs (based on actual results to date and budgeted results for the remainder of the period), (b) continued salary (at the rate of not less than $600,000 per year for 2001, in the case of Mr. Mahan) and benefits for 24 months, in the case of Messrs. Ellertson and Mahan, or 12 months, in the case of Mr. Lunsford, after such termination and (c) an annual bonus during such 24- or 12-month period equal to the average annual bonus paid to him during the preceding 36 months. In addition, under the employment agreements with Messrs. Ellertson, Mahan and Lunsford, if any payment or distribution by S1 to such executive or for his benefit (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, S1 will make a gross-up payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, Messrs. Ellertson, Mahan and Lunsford will receive a net after-tax amount that is the same as the amount they would have received if no excise tax had been imposed. However, under each of the employment agreements, no such gross-up payment will be made if the net after-tax benefit to the executive would be less $100,000 more than the maximum after-tax amount the executive could have received without incurring the excise tax (in which case, the payments and distributions to the executive would be capped at such maximum amount) and that the aggregate amount of gross up payments that will be paid by

S1 for all employees who have employment agreements, including Messrs. Ellertson, Mahan and Lunsford will not exceed $10,000,000. If Mr. Ellertson, Mr. Mahan or Mr. Lunsford terminates his employment for “good reason” (as defined in the agreements), he will be entitled to the same compensation and benefits as if S1 had terminated his employment without cause. If the employment of Mr. Ellertson, Mr. Mahan or Mr. Lunsford terminates because of his death or disability, S1 will pay him his base salary due through the date of termination, plus a pro rata portion of his annual bonus, as described above.

      Under the employment agreements, if the employment of Mr. Ellertson, Mr. Mahan or Mr. Lunsford is terminated by S1 without “cause” or by him for “good reason” (as defined in the agreements) after a change in control of S1, options held by that person will be 100% vested and exercisable. Upon the occurrence of a change in control of S1 (without regard to whether the employment of Mr. Ellertson, Mr. Mahan or Lunsford is terminated), the vesting schedule under options held by them will be changed so that two-thirds of the shares as to which the options have not vested before the change in control will vest on a monthly basis over the remaining vesting period set out in the option agreements, and the remaining unvested shares will continue to vest on the original schedule.

      S1 has entered into an employment agreement and a confidentiality, non-disclosure and non-competition agreement with Mr. Drechsel, both of which are effective as of August 14, 2000. Mr. Drechsel serves as President and General Manager of S1’s European, Middle Eastern and African operations. We refer to these operations as EMEA. After its formation, if any, Mr. Drechsel will serve as the Chief Executive Officer of a subsidiary of S1 which we refer to as the EMEA subsidiary, to which S1 will transfer substantially all of its EMEA operations.

      Under his employment agreement, Mr. Drechsel’s base salary for 2000 was $265,000 per year, increased by not more than 25% to reflect cost of living differences between London, England and Atlanta, Georgia. Mr. Drechsel’s base salary must be reviewed no less frequently than annually and may be increased at the discretion of S1 or the EMEA subsidiary, after its formation. Mr. Drechsel has the opportunity to earn an annual bonus, payable no later than the end of the first fiscal quarter following the end of each fiscal year of S1, of up to 50% of his base salary for such year without regard to the adjustment to reflect cost of living differences, based on the attainment of specific EMEA performance targets as may be agreed upon annually by him and the Chief Executive Officer of S1 or, after S1 has reduced its ownership of the EMEA subsidiary to 90% or less (referred to as the EMEA separation), the Compensation Committee of the Board of Directors of the EMEA subsidiary. Mr. Drechsel shall be eligible to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of S1 or, after the EMEA separation, the EMEA subsidiary, including any plan providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that S1 or the EMEA subsidiary, as applicable, may adopt for the benefit of executive employees. In addition, Mr. Drechsel is provided with an automobile or an automobile allowance for business use, at a cost to S1 or the EMEA subsidiary, as applicable, not in excess of $1,500 per month. Mr. Drechsel also receives a monthly housing allowance not in excess of $4,000, an educational expense allowance for private schooling of his child not in excess of $15,000 per year and reimbursements of relocation and living expenses, including an appliance allowance of $5,000 and a relocation allowance of $5,000. S1 or the EMEA subsidiary also will pay Mr. Drechsel a tax equalization amount so that, after applicable foreign and United States taxes, his compensation and benefits will be not less than the after-tax amount he would have received if no taxes other than United States federal, state and local taxes applied to such amounts. Upon the formation and capitalization of the EMEA subsidiary, Mr. Drechsel will be granted a 10-year option to purchase shares of stock of the EMEA subsidiary of 2% of the outstanding shares of that stock, on a fully diluted basis, at a purchase price of 25% of the per share valuation of that stock in negotiation, and vesting 25% on each of August 14, 2001, 2002, 2003 and 2004, so long as he continues to be employed on such dates, with vesting accelerated if his employment is terminated by the EMEA subsidiary without “cause” or by him for “good reason” (as defined in the agreement) or if the EMEA separation has not occurred by August 14, 2002, so long as he continues to be employed as of that date. The option will continue to be exercisable for one year after termination of Mr. Drechsel’s employment (but not more than 10 years from the grant date). To the extent permissible under the Internal Revenue Code, the option will constitute an “incentive stock option” for federal income tax purposes and otherwise will be a nonqualified option. If the EMEA separation does not occur by August 14, 2002, and Mr. Drechsel continues to be employed by S1 or the EMEA subsidiary on that date, all of his options to purchase stock of S1 will be fully vested and exercisable. Mr. Drechsel’s employment agreement provides for an initial term of two years ending August 14, 2002, with successive renewals for one additional year thereafter unless either party gives notice to the other that such party is terminating the term of employment.

      S1 or the EMEA subsidiary, as applicable, may terminate Mr. Drechsel’s employment at any time during the term of the employment agreement. Unless the termination is for “cause” (as defined therein) or because of his disability or death, Mr. Drechsel would be entitled to (a) continued salary and benefits for 12 months after such termination, (b) an annual bonus equal to the average annual bonus paid to him during the preceding 24 months, (c) payment or reimbursement for relocation expenses he incurs in relocating himself and his family from the U.K. to the U.S. and (d) full vesting of all options he holds to purchase stock of S1 and the EMEA subsidiary. If Mr. Drechsel terminates his employment for “good reason” (as defined in the agreement), he would be entitled to the same compensation and benefits as if S1 or the EMEA subsidiary had terminated his employment without cause.

      Under the confidentiality, non-disclosure and non-competition agreements, Messrs. Ellertson, Mahan, Lunsford and Drechsel agreed that they would not reveal to anyone any of the trade secrets or proprietary or confidential information of S1 or its subsidiaries and that they would not make use of such information otherwise than for the benefit of S1. Each of Messrs. Ellertson, Mahan, Lunsford and Drechsel also agreed that, while employed by S1 and for a period of 24 months after termination of his employment for any reason other than because of non-renewal of his employment agreement by S1, he will not do any of the following: (1) engage in any business activity that competes with S1; (2) solicit, recruit or hire any S1 employee to work for a third party; and (3) solicit or induce any customer of S1 to become a customer of any competing person or entity or to cease doing business with S1.

      FICS Group N.V. entered into a Management Agreement with Michel Akkermans and Pamica N.V. on December 4, 1998. FICS was acquired by S1 in November 1999. Mr. Akkermans served as a director of S1 until March 2001 and as Chairman of the Board of S1 until November 2000. Pamica is an entity controlled by Mr. Akkermans and his wife. The Management Agreement was terminated in July 2000. In this section, we refer to Mr. Akkermans and Pamica as the managers. Under the Management Agreement, the managers were responsible for the daily management of FICS. The agreement provided for normal fringe benefits, home office support and reimbursement of company expenses incurred by the managers. It contained provisions that restricted that ability of the managers to compete with FICS during the term of the agreement and for two years after termination. For 2000, FICS paid approximately $195,497 to the managers, as established by the FICS board of directors, prior to the termination of the Management Agreement.

Compensation Committee Report on Executive Compensation

      Since the fourth quarter of 1998, S1 has had a separate compensation committee of the board. The current Chairman of the compensation committee is Mr. Hodgson and the other members are Messrs. Runnion and Wilson. The compensation committee makes recommendations to the full board of directors, which has ultimate responsibility over compensation matters. Set forth below is a report of the compensation committee addressing S1’s compensation policies for fiscal year 2000 as they affected our executive officers.

      Compensation Policies for Executive Officers. S1’s executive compensation policies are designed to provide competitive levels of compensation, to assist S1 in attracting and retaining qualified executives and to encourage superior performance. In determining levels of executive officers’ overall compensation, the qualifications and experience of the persons concerned, the size of the company and the complexity of its operation, the financial condition, including revenues, the compensation paid to other persons employed by the company and the compensation paid to persons having similar duties and responsibilities in the technology industry were considered. Compensation paid to our executive officers in 2000 consisted of the following components: base salary, bonuses, long-term incentives (awards of stock options) and participation in S1’s other employee benefit plans. While each of these components has a separate purpose and may have a different relative value to the total, a significant portion of the total compensation package for 2000 for the executive officers is highly dependent on the public market value of S1 and total return to shareholders. Our executive officers have significant equity interests in S1’s success by virtue of stock-based compensation.

      Base Salary. Base salary is intended to signal the internal value of the position. In establishing the 2000 salary for each executive officer, the officer’s responsibilities, qualifications and experience were considered. Base salaries for 2001 have increased to provide a competitive level of compensation. The 2001 base salaries for our executive officers are as follows: $600,000 for Mr. Ellertson; $450,000 for Mr. Mahan; $280,900 for Mr. Drechsel; $247,500 for Mr. Lunsford; and $196,100 for Mr. Stockwell.

      Long-Term Incentive Compensation. S1 uses stock options to provide long-term incentive compensation. The compensation committee endorses the position that stock ownership by management is beneficial in aligning management’s and shareholders’ interests in the enhancement of shareholder value. The purpose of stock option awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in S1, thereby creating a stronger incentive to expend maximum effort for the long-term growth and success of S1 and encouraging recipients to remain in the employ of S1. Officers and other full-time employees of S1 and its subsidiaries are eligible for grants under our 1995 and 1997 stock option plans. Stock options are normally granted each year with the size of the grants generally tied to and weighted approximately equally based on an officer’s responsibility level and performance. During 2000, stock options to purchase 2,075,000 shares of common stock were granted to our named executive officers.

      Other. In addition to the compensation paid to executive officers described above, executive officers, other than Mr. Akkermans, received, along with and on the same terms as other employees, certain benefits such as health insurance and participation in S1’s 401(k) Plan and S1’s Employee Stock Purchase Plan. As discussed above, Mr. Drechsel received certain additional benefits in connection with his service with S1 in Europe.

      CEO Compensation. Since the company began its current Internet business in 1995, the compensation for the Chief Executive Officer has been primarily cash compensation in the form of a base salary and stock-based in the form of options. Mr. Mahan served as Chief Executive Officer until November 27, 2000, when Mr. Ellertson assumed that position. Mr. Mahan’s 2000 base salary was $406,090, an increase of 103% over his 1999 base salary of $200,000. Mr. Ellertson was paid $59,230 in base salary after he joined S1 for fiscal 2000 on the basis of an annual salary of $600,000. Neither Mr. Mahan nor Mr. Ellertson received a bonus in 2000. In October 2000, Mr. Mahan was awarded options to purchase 500,000 shares of S1 common stock. Mr. Mahan had received option grants in 1999. Mr. Ellertson was awarded options to purchase 1,300,000 shares of common stock when he joined S1 and assumed the position of Chief Executive Officer. As noted above, a significant portion of S1’s total compensation package is highly dependent on the public market value of S1 and total return to shareholders. This has been the case since the company began its operations as an Internet business in 1995. The public market value of S1 common stock decreased significantly during 2000, thereby considerably decreasing the value of long-term stock awards granted to Mr. Mahan in fiscal 1999 and in previous years. At the beginning of 2000, the reported per share closing price of our common stock was $77.0625. At year-end 2000, it was $5.25. The Chief Executive Officer’s compensation is based primarily upon the Chief Executive Officer’s experience, responsibilities, demonstrated leadership ability, overall effectiveness and competitive compensation information.

      Internal Revenue Code Section 162(m). In 1993, the Internal Revenue Code of 1986, as amended, was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. S1 did not take this limitation into account prior to fiscal 1999 in structuring most of its equity compensation programs and in determining executive compensation. The compensation committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our Amended and Restated 1995 Stock Option Plan contains provisions to allow option grants to qualify for an exemption from that limit.

Compensation Committee

David C. Hodgson (Chairman)

Howard J. Runnion, Jr.
Jackson L. Wilson, Jr.

Performance of Our Common Stock

      The following table sets forth comparative information regarding the cumulative shareholder return on our common stock since December 31, 1996. Share information from December 31, 1996 to September 30, 1998 is based on the common stock of Security First Network Bank, the former parent of Security First Technologies Corporation. From September 30, 1998 to November 10, 1999, our company name was Security First Technologies Corporation. Since November 10, 1999, our name has been S1 Corporation. Total shareholder return is measured by dividing cumulative dividends for the measurement period (assuming dividend reinvestment) plus share price change for the period by the share price at the beginning of the measurement period. Neither S1 nor Security First Network Bank has paid dividends on its common stock from the date of the initial public offering of Security First Network Bank, May 26, 1996, to December 31, 2000. Our cumulative shareholder return over this period is based on an investment of $100 on December 31, 1996 and is compared to the cumulative total return of the Interactive Week Internet Index and the Nasdaq Composite Index.

Comparison of Cumulative Total Return Among

S1, Interactive Week Internet Index and Nasdaq Composite Index
from December 31, 1996 to December 31, 2000

		Interactive Week Internet
	S1 Corporation	Index	NASDAQ Composite Index

12/31/96	100	100	100
12/31/97	71	107	122
12/31/98	298	263	170
12/31/99	1524	705	315
12/29/00	102	344	191

	Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00

S1 Corporation	100	71	298	1,524	102

Interactive Week Internet Index	100	107	263	705	344

NASDAQ Composite Index	100	122	170	315	191

Compensation Committee Interlocks and Insider Participation

      In fiscal 2000, the following directors served as members of our compensation committee: Messrs. Hodgson, Runnion and Wilson. None of the persons who served on this committee in fiscal 2000 have served as an officer or employee of S1 or any of S1’s subsidiaries. In connection with the full satisfaction of the earn-out payment to the former shareholders of FICS Group, N.V. in November 2000, S1 issued the following number of shares to three entities related to Mr. Hodgson: GAP 20 — 431,820 shares; GAP 52 — 9,540 shares; and GAPCO — 61,380 shares. For a description of the relationship of Mr. Hodgson to these entities, see note (h) to the table captioned “Stock Owned by Management.”

Transactions with Management

      During 2000, S1 used software development consulting services from McCall Consulting Group. The President of McCall Consulting, Joseph S. McCall, is one of our directors. During 2000, S1 paid McCall Consulting approximately $4.4 million. At December 31, 2000, S1 had a payable to McCall Consulting of $234,000.

      In connection with the full satisfaction of the earn-out payment to the former shareholders of FICS Group, N.V. in November 2000, S1 issued the following number of shares to three entities related to Mr. Hodgson: GAP 20 — 431,820 shares; GAP 52 — 9,540 shares; and GAPCO — 61,380 shares. For a description of the relationship of Mr. Hodgson to these entities, see note (h) to the table captioned “Stock Owned by Management.” As part of that same transaction in November 2000, Mr. Akkermans and Pamica N.V., a company controlled by Mr. Akkermans and his wife, were paid the following amounts in cash by S1 Europe Holdings C.V.A., which was used by them to purchase the following additional shares of our common stock: Mr. Akkermans, $5,370,750, 781,200 shares; and Pamica, $2,109,937.50, 306,900 shares.

      In November 1999, S1 entered into a three-year license and reseller agreement with WebTone Technologies, Inc. whereby S1 received a license to use the WebTone software for internal purposes and to resell to its customers. In exchange, WebTone received a license to market and demonstrate the S1 software to its customers. There was no significant activity under this agreement in 2000. In May 2000, S1 made an investment in WebTone of $1.0 million. S1 performed certain administrative and technical services for WebTone amounting to approximately $24,000 in 2000. James S. Mahan, III, our Chairman of the Board, is on the board of directors of WebTone. As of December 31, 2000, S1 had a receivable from WebTone related to the administrative and technical services of $39,000. Additionally, during 2000, WebTone paid S1 $242,000 for space subleased from S1 and $85,000 to purchase some furniture and fixtures in the subleased space.

      In February 1999, S1 and Accenture (formerly known as Anderson Consulting LLP) entered into a strategic partnership. S1 issued a warrant to purchase 200,000 shares of S1 common stock to Accenture in February 1999. The number of shares represented by the warrant is adjusted to reflect the May 1999 two-for-one split of S1’s common stock. Jackson L. Wilson, Jr., a director of S1, is a member of the Executive Committee of Accenture. In 2000, S1 and Accenture paid each other for work done on contracts where the other entity was the primary contractor. S1 paid Accenture a total of $25.6 million for such work and Accenture paid S1 a total of $192,000. At December 31, 2000, S1 had a net payable to Accenture of $2.9 million.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal years ended December 31, 1999 and 2000, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis other than previously disclosed matters and as described below. Mr. Mahan filed one form that reported twelve transactions one day late. Mr. Hodgson filed one form reporting six transactions late. Mr. McCall filed one form late that reported one transaction. Mr. Wilson filed his Form 3 late. Mr. Stockwell filed two forms late, one reporting one transaction and one reporting two transactions. Massachusetts Financial Services Company, a greater than 10% shareholder of S1, has not filed a Form 3 to S1’s knowledge or forwarded a copy of such filing to S1.

Audit Committee Report

      The audit committee of S1’s board of directors currently has three members, Messrs. Hodgson (Chairman), Runnion and Wilson. As of the date of this proxy statement, each of the committee members is an “independent director” under the Nasdaq Stock Market rules. The committee’s responsibilities are described in a written charter that was adopted by S1’s board of directors. The committee’s charter is attached as Appendix A at the end of this proxy statement.

      The audit committee has reviewed and discussed S1’s audited financial statements for the fiscal year ended December 31, 2000 with S1’s management. The committee has discussed with PricewaterhouseCoopers LLP, S1’s independent accountants, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees. The committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards

Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. Based on the review and discussions described in this paragraph, the committee recommended to the board of directors the inclusion of S1’s audited financial statements for the year ended December 31, 2000 in S1’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Audit Committee

David C. Hodgson (Chairman)

Howard J. Runnion, Jr.
Jackson L. Wilson, Jr.

S1’s Independent Public Accountants

      Our board of directors appointed PricewaterhouseCoopers LLP as S1’s independent accountants effective October 26, 1999. S1’s former independent accountants, KPMG LLP, were dismissed effective October 25, 1999. The reports issued by KPMG LLP on our financial statements for fiscal years 1997 and 1998 did not contain any adverse opinion or disclaimer of opinion, or any qualification or modification as to uncertainty, audit scope or accounting principles. The decision to change independent accountants to PricewaterhouseCoopers LLP was recommended by the audit committee of the board of directors in consultation with the full board of directors. During fiscal 1998 and the subsequent interim period during fiscal 1999 preceding the dismissal of KPMG LLP, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its reports.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of S1’s annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in S1’s Quarterly Reports on Form 10-Q for that fiscal year was approximately $816,500, of which $541,500 was billed in the fiscal year ended December 31, 2000.

Financial Information Systems Design and Implementation Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to financial systems design and implementation fees for the fiscal year ended December 31, 2000 was approximately $5,258,000.

All Other Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2000 was approximately $1,992,000.

      The Audit Committee of the Board of Directors has considered whether the provision of the services covered by “Financial Information Systems Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

      Any proposal which an S1 shareholder wishes to have included our proxy statement and form of proxy for our 2002 annual meeting of shareholders under Rule 14a-8 of the Securities and Exchange Commission must be received by our Secretary at 3390 Peachtree Road, NE, Suite 1700, Atlanta, Georgia 30326 by January 2, 2002. Any other proposal for consideration by shareholders at our 2002 annual meeting of shareholders must be delivered to, or mailed to and received by our Secretary not less than 30 days and not more than 90 days prior to the date of the meeting if we give at least 45 days’ notice or prior public disclosure of the date of the meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the annual meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

OTHER MATTERS

      As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action by the shareholders at the annual meeting. If any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of a majority of our board of directors.

By order of the Board of Directors

James S. Mahan, III
Chairman of the Board

Atlanta Georgia

May 2, 2001

Appendix A

S1 Corporation

Audit Committee Charter

      Subject to annual appointment by the Board of Directors, the Audit Committee shall have the responsibility, authority and specific duties described below.

I.  Purpose

      The primary function of the Audit Committee is to assist the Board of Directors in fufilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the Company’s accounting and financial reporting processes generally. The Audit Committee is the Board’s principal agent in assuring the independence of the Company’s independent accountants, the integrity of management and the adequacy of disclosures to stockholders. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems.

Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

II.  Composition

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors within the meaning of Rule 4200(a)(14) of the Nasdaq Stock Market, Inc., as may be modified or supplemented, free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. One of the members shall be appointed Committee Chairman by the other members of the Committee. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Examples of relationships which would not be considered independent include:

•	A director being employed by the Company or any of its affiliates for the current year or any of the past three years.

•	A director accepting any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•	A director being a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer.

•	A director being a partner in, a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) in any of the past three years that exceed the greater of 5% of the receiving organization’s consolidated gross revenues for that year or $200,000.

•	A director being employed as an executive officer of another entity where any of the Company’s executives serve on that entity’s compensation committee.

      All members of the Audit Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, a chief financial officer or other senior officer with financial oversight responsibility. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

III.  Authority

      The Audit Committee is granted the authority to investigate any matter or activity involving financial accounting, reporting and controls of the Company, and all employees shall be directed to cooperate with respect thereto as requested by members of the Committee. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities.

IV.  Meetings

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. Members of the Audit Committee will strive to be present at all meetings. As part of its job to foster open communication, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least the Chairman should meet with the independent accountants and management quarterly to review the Company’s financials.

V.  Responsibilities and Duties

      To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/ Reports Review

1.	Review and reassess the adequacy of this Charter periodically, at least annually, as conditions dictate.

2.	Review and discuss the Company’s annual audited financial statements with management. Review any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants. This review should include significant transactions that are not a normal part of the Company’s operations, changes, if any, in the Company’s accounting principles or their application and significant adjustments proposed by the independent accountants.

3.	Review with financial management and the independent accountants the 10-K and 10-Q prior to their filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

4.	On the basis of the review and discussions referred to in the first sentence of Item 2 above and the second and third sentences of Item 6 below, make a recommendation to the Board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

5.	Approve a report to be included in the Company’s proxy statement for its annual meeting of stockholders that describes the Audit Committee’s composition and responsibilities, the independence of the members of the Committee and other matters required to be addressed by applicable regulations.

  Independent Accountants

6.	Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, in order to determine the accountants’ independence, review and discuss with the independent accountants the independent accountants’ independence and the matters required to be discussed by Statement of Accounting Standards 61, Independence Discussions with Audit Committees, as may be modified or supplemented. Receive the formal written disclosures and the letter from the independent accountants delineating all relationships between the independent accountants and the Company required by Independence Standards Board Standard No. 1, Communication With Audit Committees, as may be modified or supplemented. Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent accountants.

7.	Hold the outside accountants’ ultimately accountable to the Board and Audit Committee, as representatives of the Company’s stockholders. The Committee shall have ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent accountants.

8.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

9.	Review the scope and general extent of the independent accountants’ audit examination. The review should entail an understanding of the factors considered by the accountants in determining the audit scope including risk characteristics of the Company and external reporting requirements.

  Financial Reporting Processes

10.	In consultation with the independent accountants and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

11.	Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied to its financial reporting.

12.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants or management.

  Process Improvement

13.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

14.	Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

15.	Review any significant disagreements between management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

16.	Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

  Ethical And Legal Compliance

17.	Establish, review and update periodically, a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

18.	Review management’s monitoring of the Company’s compliance with the Company’s Code of Ethical Conduct, and ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements.

19.	Review the activities, organizational structure, and qualifications of the internal audit department.

20.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

21.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

22.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

REVOCABLE PROXY

S1 CORPORATION
Annual Meeting of Shareholders
This Proxy is solicited on behalf of the Board of Directors

      The undersigned shareholder of S1 Corporation hereby appoints Jeffrey M. Lunsford or Matthew Hale, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held at 8:30 a.m., local time, on Wednesday, May 23, 2001, at the Swissotel, 3391 Peachtree Road, NE, Atlanta, Georgia 30326, and at any adjournments of the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy or proxies for the annual meeting that were given before this proxy.

      This proxy will be voted as directed by the undersigned shareholder.

      Unless contrary direction is given, this proxy will be voted for the election of the nominees listed in Proposal 1 and in accordance with the determination of our board of directors as to any other matters. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted or a properly executed proxy card bearing a later date to Matthew Hale, our Vice President of Finance, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

      If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(Continued and to be dated and signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS of

S1 CORPORATION

May 23, 2001

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS _________

Please Detach and Mail in the Envelope Provided.

A |X| Please mark your votes as in this example.

1.	To elect two directors for three-year terms expiring in 2004 (Proposal 1).

WITHHOLD

	AUTHORITY	Nominees:

FOR	to vote for the

the nominees	nominees listed	Jaime W. Ellertson

listed at right	at right	James S. Mahan, III

[ ]	[ ]

WITHHOLD AUTHORITY to vote for the following nominee(s) only: (note the name of the nominee(s) in the space below)

_____________________________________

2.	The proxies are authorized to vote on any other business that properly comes before the annual meeting or any adjournments of the meeting, in accordance with the determination of our board of directors.

____________________________________________ Signature(s) of Shareholder or Authorized Representative	Date: _______________________________

NOTE:	Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.